Exhibit 10.7

ZORAN CORPORATION

OUTSIDE DIRECTORS COMPENSATION POLICY

1.               Each non-employee member of the Board of Directors (“Board”) of Zoran Corporation (“Zoran”), shall receive the following compensation for their service as members of the Board and as members of Board committees:

Compensation Component	Amount
Annual retainer fee	$20,000
Per meeting fee (Board meetings)	$2,000
Quarterly retainer fee (committee chairperson)	$2,500
Quarterly retainer fee (committee members)	$1,500
Per meeting fee (committee meetings)	$750
Initial stock option grant	30,000 shares on appointment or election
Annual stock option grant	15,000 shares

2.               Stock options shall be granted pursuant to the Zoran Corporation 2005 Outside Directors Stock Option Plan.  Stock options shall have a term of ten years.  Initial stock option grants shall be exercisable in installments of one-fourth of the total number of shares on each of the first, second, third and fourth anniversaries of the date of grant.  Annual stock option grants shall become fully exercisable on the date immediately preceding the first annual meeting of Zoran stockholders held after the grant date of such annual option, subject to the director’s continuous service.

3.               Non-employee members of the Board may receive additional compensation for services on special committees of the Board, or as otherwise approved by the Board.